UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 3, 2016

M.D.C. Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967
(State or other	(Commission file number)	(I.R.S. employer
jurisdiction of		identification no.)
incorporation)

4350 South Monaco Street, Suite 500, Denver, Colorado 80237
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 773-1100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)	Compensatory Arrangements of Certain Officers

Effective on February 3, 2016, the Compensation Committee (the "Committee") of M.D.C. Holdings, Inc. (the “Company”) took the actions described below with respect to compensation of certain executive officers of the Company.

Executive Bonus for 2015

Two of the Company’s executive officers, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, Chief Operating Officer, are eligible for awards under the Company’s 2013 Executive Officer Performance-Based Compensation Plan approved by the Company's shareholders (the “2013 Performance-Based Plan”).

The bonus payment that could be earned for 2015 under the 2013 Performance-Based Plan was subject to a $5 million dollar cap established by the Committee. In addition, any bonus earned in excess of $4 million would be paid in restricted stock vesting in equal amounts on each of December 31, 2018, 2019 and 2020. A condition precedent for any bonus payment was that the consolidated adjusted pre-tax income (which excludes expenses derived from any equity compensation awarded to the two executives in 2015) on beginning equity exceeded 5.0% (the “ROE Condition”). The ROE Condition was met and, accordingly, each of Messrs. Mizel and Mandarich were eligible for a $2.4 million minimum bonus.

Once the ROE Condition was met, each executive also had the opportunity to earn additional bonuses, subject to a maximum of $2.6 million, based on the achievement of minimum, target or maximum goals in each of the following categories: home sales revenue, pre-tax diluted earnings per share (excluding expenses derived from any equity compensation awarded to the two executives in 2015), backlog and strategic goals. The additional bonus opportunity was subject to modification based on the Company’s 2015 total shareholder return compared to its homebuilder peer group (the “TSR Modifier”). Based on goals obtained in the foregoing categories, each executive earned an additional bonus of $2.6 million and the TSR Modifier did not apply.

Based on the elements described above, each executive earned a cash bonus of $4 million and was awarded restricted stock of $1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

________________

M.D.C. HOLDINGS, INC.

Dated: February 4, 2016	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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